PRITCHETT, SILER & HARDY, P.C.

CERTIFIED PUBLIC ACCOUNTANTS

A PROFESSIONAL CORPORATION

1466 N. HIGHWAY 89 STE. 230

FARMINGTON, UTAH  84025

_______________

(801) 447-9572     FAX (801) 447-9578

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Jasmin Corp.

33 Rue Theophile Lamy

18000 Boruges

France

Las Vegas, NV 89130

As independent registered public accountants, we hereby consent to the use of our report dated August 26, 2016, with respect to the financial statements of Jasmin Crop., in its registration statement on Form S-1/A Amendment #3 relating to the registration of 2,000,000 shares of common stock. We also consent to the reference of our firm under the caption “experts” in the registration statement.

/s/ Pritchett, Siler & Hardy, P.C.

Pritchett, Siler & Hardy, P.C.

Farmington, Utah

November 23, 2016